Exhibit 99.1

NEWS RELEASE

Owens Corning Elects Eduardo Cordeiro to Board of Directors

TOLEDO, Ohio – September 20, 2019 - Owens Corning (NYSE: OC) announced that Eduardo (Eddie) Cordeiro, former executive vice president, chief financial officer and president of the Americas region for Cabot Corporation, has been elected to the company’s Board of Directors.

“We are pleased to welcome Eddie Cordeiro to our Board of Directors and look forward to his contributions to our company,” said Owens Corning Chief Executive Officer Brian Chambers. “His insights and expertise will help advance our operating priorities for the benefit of our shareholders.”

“With over 25 years of relevant financial and operational experience in a complex global industrial business, Eddie will complement the skills and expertise of our other Board members,” said Owens Corning Executive Chairman Mike Thaman. “He will be a valuable addition to our Board and company.”

Mr. Cordeiro joined Cabot Corporation, a global specialty chemicals and performance materials company, in 1998 and worked there until he retired in 2018. During his 20-year tenure, he held several corporate, business and executive management positions, including vice president of corporate strategy and general manager of its Fumed Metal Oxides and Supermetals businesses. Prior to his career at Cabot, Mr. Cordeiro was a consultant with The Boston Consulting Group and a founding partner of The Economics Resource Group. He also has served on the Board of Directors of FMC Corporation, a global agricultural sciences company, since 2011 and chaired its Audit Committee since 2014.

Mr. Cordeiro holds both Bachelor of Arts in economics and Master of Business Administration degrees from Harvard University.

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About Owens Corning

Owens Corning is a global leader in insulation, roofing, and fiberglass composite materials. Its insulation products conserve energy and improve acoustics, fire resistance, and air quality in the spaces where people live, work, and play. Its roofing products and systems enhance curb appeal and protect homes and commercial buildings alike. Its fiberglass composites make thousands of products lighter, stronger, and more durable. Owens Corning provides innovative products and solutions that deliver a material difference to its customers and, ultimately, make the world a better place. The business is global in scope, with operations in 33 countries. It is also human in scale, with 20,000 employees cultivating local and longstanding relationships with customers. Based in Toledo, Ohio, USA, the company posted 2018 sales of $7.1 billion. Founded in 1938, it has been a Fortune 500® company for 65 consecutive years. For more information, please visit www.owenscorning.com.

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Investor Relations: Thierry Denis 419.248.5748

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